Exhibit 23.1
                   Consent of Independent Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement (Form F-3) and related prospectus of Metalink Ltd. for the registration of 10,565,651 of its ordinary shares and to the inclusion therein of our reports dated January 24, 2002 and January 27, 2003 with respect to the consolidated financial statements of Metalink Ltd. for the year ended December 31, 2001 and December 31, 2002 respectfully, filed with the Securities and Exchange Commission.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
a Member of Deloitte Touche Tohmatsu
Tel-Aviv, Israel
August 29, 2003